UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 31, 2007
INFINITY ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-17204	20-3126427
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

633 Seventeenth Street, Suite 1800
Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (720) 932-7800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.	Entry into a Material Definitive Agreement
     On August 31, 2007, Infinity Energy Resources, Inc. (the “Company”) entered into a Forbearance Agreement (the “Agreement”) under the loan agreement among the Company, Infinity Oil and Gas of Texas, Inc., and Infinity Oil & Gas of Wyoming, Inc. (each wholly owned subsidiaries of the Company and together, the “Guarantors”), and Amegy Bank N.A. (“Amegy”) dated January 9, 2007 (the “Loan Agreement”). The Agreement relates to the breach by the Company and Guarantors of: (i) the “Interest Coverage Ratio” set forth in Section 8(a) of the Loan Agreement for the period ended June 30, 2007; (ii) the “Funded Debt to EBITDA Ratio” set forth in Section 8(d) of the Loan Agreement and (iii) the requirement to deliver certain lien releases under Section 9 of the Loan Agreement (the “Existing Defaults”).
     Under the Agreement, effective as of August 10, 2007, the borrowing base under the Loan Agreement is reduced from $22,000,000 to $10,500,000, with a resulting borrowing base deficiency of $11,500,000. The borrowing base remains subject to periodic redetermination by Amegy as provided in the Loan Agreement. The borrowing base deficiency must be cured by the end of the Forbearance Period (as defined below) through the sale of assets, refinancing of the loan, or some other means of raising capital.
     Under the Agreement, Amegy agrees to forebear from exercising any remedies under the Loan Agreement and related loan documents and to waive the Existing Defaults through November 30, 2007 unless earlier terminated by Amegy due to a further default under the Agreement or the Loan Agreement (the “Forbearance Period”). If the Company has entered in a definitive sale agreement with respect to certain assets of the Company with proceeds sufficient to repay the borrowing base deficiency on or before November 30, 2007, Amegy may seek credit approval to extend the Forbearance Period through January 31, 2008.
     During the Forbearance Period, the default interest rate will be the stated rate under the Loan Agreement, plus six percent, currently 14.25 percent. Monthly cash general and administrative expenses have been further limited under the Agreement to $150,000, excluding approved broker fees.
     The Company has agreed to proceed with the sale and marketing of all assets of Infinity Oil & Gas of Wyoming, Inc. and to take certain actions in furtherance of such sale. In addition, if directed by Amegy, the Company has committed to proceed with the sale and marketing of the assets of Infinity Oil and Gas of Texas, Inc. The Company has also agreed to pay Amegy a forbearance/ waiver fee of $220,000, due on or before the earlier of the end of the Forbearance Period, the cure of the borrowing base deficiency or the refinance of the revolving note by another lender.
     While the Forbearance Agreement provides a temporary waiver of the Existing Defaults, it does not cover any potential future events of default. It is likely that the Company will be unable to maintain compliance with the financial covenants and ratios required under the Loan Agreement, and additional events of default are likely to occur. If the Company is unable to obtain waivers of future expected events of default and otherwise to maintain compliance with the terms of the Loan Agreement, Amegy would be entitled to declare an event of default, at which point the entire unpaid principal balance of the loan, together with all accrued but unpaid interest thereon, and all other amounts then owing to Amegy, would become immediately due and payable. If Amegy were to declare such acceleration, there is no assurance that the Company would be able to repay the amount due. In addition, because substantially all of the Company’s assets are collateral under the loan, if Amegy declares an event of default, it would be entitled to foreclose on and take possession of the Company’s assets.
     The foregoing summary description of the terms of the Forbearance Agreement may not contain all information that is of interest. For further information regarding the terms and conditions of the Forbearance Agreement, reference is made to such agreement which is filed as Exhibits 10.1 hereto, and are incorporated herein by reference.
Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     Item 1.01 is incorporated herein by reference.
Item 9.01.	Financial Statements and Exhibits.
     (d)     Exhibits.

Exhibit 10.1	Forbearance Agreement by and between Amegy Bank N.A., Infinity Energy Resources, Inc., Infinity Oil and Gas of Texas, Inc. and Infinity Oil & Gas of Wyoming, Inc., dated effective as of August 31, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: September 7, 2007

Infinity Energy Resources, Inc.
By:	/s/ Stanton E. Ross
Stanton E. Ross
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Forbearance Agreement by and between Amegy Bank N.A, Infinity Energy Resources, Inc., Infinity Oil and Gas of Texas, Inc. and Infinity Oil & Gas of Wyoming, Inc., dated effective as of August 31, 2007.